Exhibit 99.3
Contacts: Investor Relations/Media Relations
Vulcan Materials
Mark Warren/David Donaldson
(205) 298-3220
Sard Verbinnen & Co
Susan Burns/Maggie Pisacane
(212) 687-8080
For Immediate Release
November 16, 2007
VULCAN MATERIALS COMPLETES ACQUISITION OF FLORIDA ROCK
Birmingham, AL, November 16, 2007 — Vulcan Materials Company (NYSE: VMC) today announced the completion of its acquisition of Florida Rock Industries, Inc. (NYSE: FRK), a leading producer of construction aggregates, cement, concrete and concrete products in the Southeast and Mid-Atlantic states, for total consideration to Florida Rock shareholders of approximately $4.2 billion based on the closing price of Vulcan stock on November 15, 2007.
The acquisition further diversifies the geographic scope of Vulcan’s operations, providing the Company with an enhanced presence in attractive Florida markets and in other high-growth Southeast and Mid-Atlantic states while also bringing Vulcan more than 2 billion tons of aggregates reserves in markets where reserves are increasingly scarce.
“We are very pleased to announce the closing of our acquisition of Florida Rock. We can now begin pursuing the synergies from our combination and opportunities from our broadened regional footprint and expanded presence in some of the most attractive construction materials markets in the U.S. The addition of Florida Rock will enhance our strategic position and long-term growth opportunities,” said Vulcan’s Chairman and CEO, Don James. “We are particularly pleased to welcome Florida Rock — a company we have respected for many years and know to share our values and management philosophy — into the Vulcan family. We look forward to our collaboration and entering the next chapter of our history together.”

(MORE)
Florida Rock President and CEO, John Baker said “We are extremely pleased to have completed the combination of our organization with Vulcan Materials. We have great respect for Vulcan Materials’ team and believe they offer an ideal business fit and a highly compatible culture to Florida Rock’s. This is good for our shareholders as well as our employees who will enjoy enhanced opportunities as part of an even stronger and more geographically diversified organization that has operations in key high-growth markets nationwide.”
Under the terms of the agreement announced on February 19, 2007, Vulcan Materials Company stockholders are to receive one share of common stock in a new holding company (whose subsidiaries will be Vulcan Materials Company and Florida Rock) for each Vulcan Materials Company share.
Former Florida Rock stockholders will receive either 0.63 shares of the new holding company or $67.00 in cash, without interest, for each Florida Rock share, subject to proration, to ensure that in the aggregate 70% of Florida Rock shares will be converted into cash and 30% of Florida Rock shares will be converted into stock. The pro rata allocation of cash and stock payable to the electing holders will be announced following receipt of the final election results, which are expected to be available on or about November 21, 2007. In connection with the completion of the transaction, Florida Rock’s shares will no longer be traded on the NYSE.
Further details about the transaction are available on the web at www.vulcanfloridarock.com.
In addition, the quarterly dividend of 46 cents per share announced by Vulcan on October 16, 2007 will be payable December 10, 2007 to shareholders of record on November 26, 2007 of the new holding company’s common stock.
About Vulcan Materials
Vulcan Materials Co., a member of the S&P 500 index, is the nation’s foremost producer of construction aggregates and a major producer of other construction materials.

Cautionary Statement Regarding Forward-Looking Statements
Certain matters discussed in this document, including expectations regarding future performance of Florida Rock and Vulcan Materials, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company’s Chemicals business; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the proposed transaction with Florida Rock Industries, Inc. (Florida Rock) including the ability to successfully integrate the operations of Florida Rock and to achieve the anticipated cost savings and operational synergies following the closing of the proposed transaction with Florida Rock; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements. Forward-looking statements speak only as of the date hereof, and each company assumes no obligation to update such statements.
###